Exhibit 99.1

Tel-Instrument Backlog Increases To Approximately $49 Million; Company Announces Planned Move to Expanded Facility.

Carlstadt, NJ – April 29, 2011- Tel-Instrument Electronics Corp (NYSE-AMEX: TIK) announced that total product backlog has increased to approximately $49 million from $30 million at December 31, 2010. To accommodate the Company’s growth, Tel-Instrument has signed a lease for, and plans to relocate to a new facility in the summer of 2011.

The larger backlog is based on the receipt of additional delivery orders totaling $20.1 million on its CRAFT and TS-4530A programs. The Company has received a $16.3 million delivery order from the U.S. Navy for CRAFT 708 production test sets. The Company has also received several TS-4530A delivery orders from the U.S. Army totaling $3.8 million which increases the total backlog on this program to over $21 million (out of a total maximum of $44 million). The $16.3 million CRAFT 708 production order will not begin shipment until the Company receives final approval from the Navy and it is expected that shipments will commence this calendar year. The Army TS-4530A units are now in pilot production with software enhancements still being made. Product validation is expected to begin later this summer. Subject to timely receipt of required regulatory approvals, the Company believes it can begin limited production prior to the end of this calendar year.

Tel-Instrument plans to relocate to a larger, more modern facility in nearby East Rutherford, NJ late this summer. Tel-Instrument has signed a five year lease with a five year option on a new, one-story facility that will allow for a rapid ramp-up in production volume to support the Company’s customer delivery commitments. The Company does not expect any significant disruption of its manufacturing operations as a result of the move.

Jeff O’Hara, Tel-Instrument’s President and CEO, noted “The receipt of these production orders for our new Mode 5 IFF test sets validates the significant financial commitment that we have made in Mode 5 technology. The CRAFT 708 program is substantially complete but the Navy has to secure some regulatory approvals to field these units in the fleet. We are still conducting some development work and testing on the Army TS-4530A program and timely completion of these efforts is our top priority. It should be noted that required regulatory approvals have been taking longer than expected for the new Mode 5 technology so these program schedules may be negatively impacted.  Tel-Instrument has substantially upgraded its management and manufacturing infrastructure to support this increased level of business and the move will allow us to substantially upgrade our facilities while reducing cost on a square foot basis. These new facilities are an integral part of our plan to implement lean manufacturing techniques and drive the bottom line as our revenues increase.”

About Tel-Instrument Electronics Corp

 Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

Safe Harbor Statement

This press release includes statements that are not historical in nature and may be characterized as "forward-looking statements," including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company's outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company's products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company's previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Contact:	Joseph P. Macaluso	John Nesbett or Jennifer Belodeau
	Tel-Instrument	Institutional Marketing Services (IMS)
	(201) 933-1600	(203) 972-9200
	.	jnesbett@institutionalms.com